					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

		Fiscal year ended
		October 2,	October 3,	September 28,
		2021	2020	2019
Operating income, as reported		$176,268	$153,372	$142,055
Restructuring and other charges		3,267	6,003	1,678
Adjusted operating income		179,535	159,375	143,733
Tax rate		13.0%	14.0%	16.0%
Adjusted operating income (tax effected)		$156,195	$137,062	$120,736
Average invested capital		$1,014,742	$979,981	$923,107
ROIC		15.4%	14.0%	13.1%
WACC		8.1%	8.8%	9.0%
Economic Return		7.3%	5.2%	4.1%

Average Invested Capital	Fiscal 2021
	October 2,	July 3,	April 3,	January 2,	October 3,	Average invested capital
	2021	2021	2021	2021	2020
Equity	$1,028,232	$1,020,450	$1,013,952	$1,006,959	$977,480
Plus:
Debt and finance lease obligations - current	66,313	60,468	50,229	148,408	146,829
Operating lease obligations - current (1) (2)	9,877	9,130	9,314	9,351	7,724
Debt and finance lease obligations - long-term	187,033	187,690	188,730	188,148	187,975
Operating lease obligations - long-term (2)	37,970	33,193	34,751	37,052	36,779
Less:
Cash and cash equivalents	(270,172)	(303,255)	(294,370)	(356,724)	(385,807)
	$1,059,253	$1,007,676	$1,002,606	$1,033,194	$970,980	$1,014,742

Average Invested Capital	Fiscal 2020
	October 3,	July 4,	April 4,	January 4,	September 28,	Average invested capital
	2020	2020	2020	2020	2019
Equity	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	7,724	8,061	8,546	9,102	—
Debt and finance lease obligations - long-term	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	36,779	38,077	39,617	41,764	—
Less:
Cash and cash equivalents	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$970,980	$1,029,033	$1,009,098	$960,998	$929,795	$979,981

Average Invested Capital	Fiscal 2019
	September 28,	June 29,	March 30,	December 29,	September 19,	Average invested capital
	2019	2019	2019	2018	2018
Equity	$865,576	$860,791	$875,444	$905,163	$921,143
Plus:
Debt and finance lease obligations - current	100,702	138,976	93,197	8,633	5,532
Operating lease obligations - current (1) (2)	—	—	—	—	—
Debt and finance lease obligations - long-term	187,278	187,581	187,120	187,567	183,085
Operating lease obligations - long-term (2)	—	—	—	—	—
Less:
Cash and cash equivalents	(223,761)	(198,395)	(184,028)	(188,799)	(297,269)
	$929,795	$988,953	$971,733	$912,564	$812,491	$923,107

(1)	Included in other accrued liabilities on the Consolidated Balance Sheets.
(2)	In fiscal 2021, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.